Exhibit 11.1

CODE OF ETHICS AND RULES OF CONDUCT

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32

Data Sheet

Title:    Code of Ethics and Rules of Conduct

Responsible Area:    Compliance

Description:    The purpose of this Code is to set forth ethical conduct standards to govern all Patria Group’s businesses and relations.

Intended for:    All Patria Group’s Managers, Employees and Third Parties, as defined below

Prepared by:    Compliance

Approved by:    Board of Directors

Available at:    Patria Group’s website and intranet

Approval Date:    January/2021 Publishing Date    January/2021 Last Review:    September/2022

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32

MESSAGE FROM THE BOARD OF DIRECTORS

Dear all,

Conducting business based on ethics, transparency and compliance with the laws and regulations is our greatest belief, and it is what we expect from our Managers, Employees and Third Parties.

Remember that we must always abide by this Code with the following basic rules in mind:

1.Never sacrifice integrity, or give the impression of having sacrificed it, even if you believe that it can help Patria Group’s business;

2.Trust your instinct and common sense – if you think something may be wrong, it will probably be; and

3.In case of doubts, always consult with Compliance and, if you are aware of any violation, report it through the Guidance and Reporting Channel immediately.

We are all part of the same group and, as such, we are all responsible for complying with the guidelines of this Code of Ethics and Conduct.

We count on the cooperation of all of you. Thank you.

Board of Directors
Patria Investments Limited

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
SUMMARY

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32

1.DEFINITIONS

For the purposes of this Code, the following definitions apply:

Anti-Corruption Laws: means all applicable laws and regulations regarding corruption, bribery, administrative misconduct, violations of public bids and contracts, money laundering, and, in certain jurisdictions where Patria Group has business and activities, this scope may also contemplate contributions to political or electoral campaigns;

AML/CFT: Anti-money laundering, terrorist financing and proliferation financing;

Compliance Committee: committee responsible for assisting Patria Investments Limited (“PIL”) Board of Directors in its oversight of: (i) compliance and anti-money laundering policies, procedures, and initiatives; (ii) the reports received through the Patria Group’s Guidance and Reporting Channel, (iii) the compliance activities along with process and internal controls; (iv) compliance with laws and regulations; and (v) legal, regulatory and compliance risks;

Compliance: Compliance group, responsible for complying with the guidelines established for Patria Group’s integrity program;

Employee(s): all of Patria Group’s Managers, workers, and employees, as well as all those who hold a job, function, position, or employment, commercial, professional, contractual or trust relationship with Patria Group, as well as interns and trainees;

Guidance and Reporting Channel: independent and confidential communication channel, open to anyone, for reports regarding any non-compliance with this Code and/or violation of current laws, as described in item 15.5 of this Code;

Managers: Patria Group’s directors and officers, including, without limitation, Board members, statutory directors, principal executive officer, principal financial officer, principal accounting officer or controller, among others.

Patria Group: Patria Investments Ltd., its subsidiaries, and affiliates;

Public Administration: any entity of the direct or indirect, national or foreign public administration;

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32

Public Agent: any agent, authority, employee, public servant or representative, or any person exercising, even though temporarily and without compensation, a position, function, or employment in any entity of the direct or indirect, national, or foreign public administration. The definition of Public Agent includes politically exposed persons (PEP), who can be defined as persons who hold or have held relevant public positions, jobs or functions;

SEC: U.S. Securities and Exchange Commission; and

The Code: this Code of Ethics and Rules of Conduct;

Third Parties: suppliers and providers of goods and services, representatives, intermediary agents, attorneys, technical consultants, dispatchers, external associates and/or any other third parties acting on behalf, benefit and/or interest of Patria Group.

2.INTRODUCTION

Ethics and transparency are essential values in our activity and essential to our reputation and success. Setting high ethical standards and complying with them are valuable and necessary elements to lead our businesses.

We expect that all Managers, Employees and Third Parties, without exception, act according to the highest standards of personal and professional integrity in all the operations performed to fulfill their duties, which also includes the total compliance with the wording and spirit of all laws, regulations, and policies of our business.

We take the rules of this Code very seriously, so you must conduct Patria Group's business in such a manner as to fully abide by our values, the laws, and rules applicable to our activities, as well as the rules provided for in this Code and other policies that are part of our integrity program.

3.SCOPE

The provisions and guidelines in this Code applies to Patria Group and should be observed by all our Managers, Employees and Third Parties. In addition to the provisions set forth in this Code, our Third Parties must also abide by the guidelines provided in the “Code of Ethics for Third Parties.”

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
4.VALUES AND PRINCIPLES
4.1.Our Essence, Ambition and Way of Being
Our Essence

We are, essentially, an enterprising, persevering, and resilient institution, which constantly observes reality, anticipates trends, and adjusts itself to capture them. Our team is composed by professionals who carry this entrepreneurial spirit, who know how to transform ideas into real business opportunities.

Our Ambition

We converge our actions to be the best investment manager in Latin America, with consistent performance within the top market quartile in all areas we operate.

Our Way of Being

For us, it is not only performance that matters. We care about how we achieve it. We see our way of acting as a differentiator that contributes to maintaining the best team of professionals, establishing long-term relationships with customers, expanding our business to other countries, and attracting investments and partners that enable us to generate superior returns.

Our Values and Principles

•Acting with ethics and integrity: In a simple and direct way, ethics means “doing the right thing.” We do not accept opportunities that violate business ethics. We do not believe in shortcuts or easy paths. We prefer to surrender opportunities when we realize that they do not meet our ethical principles. We want to get in and out through the front door.

•Respect for the environment, human rights and labor relations: our activities and businesses must comply with all applicable laws related to the protection of the environment, defense of human rights and equality, and respect in labor relations.

•Alignment with our clients’ objectives: We seek to understand our clients’ investment objectives, aligning our efforts and interests so that these objectives are consistently achieved. We believe there is no better way toensure that we are aligned with our investors’ interests than by ourselves, at Patria Group, investing our own assets in the same investments we offer to our clients.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
•Associative and complementary action: We know how to be a partner. We seek to be surrounded by professionals and entrepreneurs with a homogeneous character and heterogeneous talents. We truly believe that acting as a team is better than acting alone, and that others always have something to add. For this reason, we always seek to build associations based on the communion of values, mutual respect, alignment of objectives and complementarity of competencies, always working for the good results of Patria Group, both in our investments and internally.

•United in purpose: Behind each of our investments, there is a greater purpose. We are concerned with bringing life to quality assets, building good projects that bring actual benefits to people, communities, and the market in general. We celebrate when our projects achieve their purposes.

•Disciplined, careful and “hands-on” team: We are disciplined in the analysis process and judicious in our decisions. We are “hands-on” in our performance within the investments - in the dimensions of value creation, risk management and adherence to our compliance and governance standards. Throughout the course of our work, our professionals have brought their accumulated experiences to benefit our investments. Also, along this path, they have accumulated learning and seek to improve their practices.

•Internal environment favorable to performance: We seek and expect a high level of performance from our team - and, for this reason, we promote a harmonious, reliable, cooperative, non-hierarchical internal environment, with defined and clear “accountability.” We believe that the right environment provides opportunities for entrepreneurship. This environment is available to everyone, creating the conditions for each person to reach their potential in a particular way, as one lives within his/her own context.

5.WORK ENVIRONMENT
The working environment must reflect our beliefs and we value our Employees for their skills, talents, and contribution to achieving Patria Group’s objectives. We believe that all professionals should be treated with dignity and respect, have equal opportunities for professional development and are always heard. We understand that, in this way, we will always have in our team the best and most qualified people in the market.

We do not tolerate any form of discrimination or harassment, be it sexual, economic, moral, age, gender, race, sexual orientation, political choice, level of education, marital status, family background, or of any other nature, as well as situations that constitute disrespect, intimidation, or threats. Any behavior in this regard will be considered a violation to this Code and, as such, be subject to the disciplinary measures.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
We offer our Employees a dignified working environment in terms of offices and necessary equipment to carry out their duties. We are committed to the safety of our Employees at the workplace. In this regard, we comply with all applicable legislation and regulation, and we have developed internal regulations to create a safe and healthy working environment.

The consumption or sale of drugs or any other psychotropic substance is strictly forbidden at the premises of Patria, or Employees being under the effects of such substances at the workplace. Those consuming these substances because of medical diagnosis or part of medical treatment that has been prescribed by a licensed practitioner are exempted from this rule. Similarly, the consumption of alcohol, or any Employee working under the effects of it is strictly prohibited. Any exemptions shall be previously authorized by Patria Group.

6.RESPECT TO OUR CLIENTS, INVESTORS AND COUNTERPARTIES
We are fully committed to achieving our customers’ investment and financial management objectives, as well as, to achieve the best investment opportunities for our clients.

Our activities are carried out with good faith, transparency, diligence and loyalty to our clients, investors, and business partners. We conduct all business in strict compliance with current and applicable laws.

We are bound to meet minimum standards of probity that, without claiming to cover all aspects, can be summarized as follows:

•Comply with all relevant legislation, the terms, and conditions of the contracts with clients and any reasonable instruction that we have received from them.

•Always act for the best interests of our clients. In case of any conflict, we shall make available to the affected clients all relevant and material facts, as well as any information related to the conflict. In some cases, the consent of the clients must be obtained before carrying out the proposed transaction.
•Treat each customer fairly, acknowledging that there will be differences in the necessities of the clients, their circumstances, and financial goals. Therefore, we shall gather the client’s information regarding financial goals and risks that may reasonably be expected to fulfill our responsibilities with them.
•Maintain the confidentiality of all client-related information as well as any specific information regarding the client’s accounts.
•Take all necessary measures to deliver or make available to the clients, in a comprehensive and appropriate manner, the relevant information deemed necessary to allow the clients to make informed decisions. The foregoing includes providing or making available copies of contracts, prospectuses, information brochures, account statements and profitability reports, as well as disclosing any events related to risks and conflicts of interest.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
•Establish processes to keep control and protect the client’s assets under fiduciary responsibility, completely segregate such assets from those belonging to the managing company, and clearly identify those assets as the client’s property.
•Provide investment consultancy and carry out investment decisions on behalf of the clients, which are compatible with their personal circumstances. We must particularly know our clients to determine if the advice, investment decisions and risks/returns are adequate to the client’s profile.

Under no circumstances whatsoever should the intentional use of inaccurate or incomplete information be acceptable when offering a product to our customers.

We do not accept that our Employees take any kind of advantage by using methods of unfair competition such as manipulation, hiding information, abuse of confidential information, deceit, etc. The principles of fair competition mentioned above apply to our relationship with all our clients, competitors, Third Parties and Employees.

6.1.Quality of Public Disclosures
Patria Group has the responsibility to communicate effectively with its shareholders allowing them to receive complete and accurate information, in all material aspects, about Patria Group’s financial condition and the results of its operations. Our reports and documents, filed with or submitted to, the SEC, other regulator entities in the jurisdictions that we have business and activities, and our other public communications must include full, fair, accurate, timely and understandable disclosure.

7.CONFIDENTIAL INFORMATION
In the performance of our professional activities, we will have frequent access to confidential information regarding Patria Group, investee companies, investors, and Patria Group’s Employees. This information may be developed by Patria Group itself or be supplied by Third Parties. In any case, it must be considered confidential and, therefore, is protected by law and by this Code from disclosure to Third Parties. Management may, in addition to the conditions set forth in this section, define that, under special circumstances, people who have access to specific material non-public information, must sign a confidentiality agreement, which shall be understood as part of the working contracts.

Confidential information includes, but is not limited to, business plans, personal information, procedures, strategies, business information, terms of contracts or other documents, business proposals, theses, know-how, corporate and financial structures, computer programs and any other information related to our business and customers. Confidential information is not considered information that is publicly known or that has been received from a source other than the disclosing party, if it is not subject to any obligation of confidentiality.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
Confidential information can only be shared within the scope of its function and only in accordance with the concept of a “need to know” basis. Special concern must be applied in conversations with friends, relatives, colleagues, or acquaintances, or in public or high-traffic environments (such as corridors, bathrooms, coffee areas, elevators, restaurants, and others), as well as conference calls through loudspeakers.

It is forbidden to use, for own or third party benefit, or reveal, directly or indirectly, to anyone, any confidential information, both, during the employment period, and after any termination (independent of the reason of the termination).

A breach of the terms of “confidential information” may be subject to specific legal or regulatory provisions. This obligation remains in effect even after the termination of the employment relationship with any of the Patria Group companies.

If there is a need to disclose any information in any means of communication, you must request prior authorization from Marketing, Shareholder Relations and/or Compliance.

In cases deemed necessary, procedures must be taken to ensure proper segregation between the Employees, that by nature of their work, have access to non-public information, and those who exchange securities with public information, avoiding any conflicts of interests between these activities.

In the case of non-public information there is the concept of Insider Information, which is material non-public information that can influence, in a ponderable way, the decision of market investors to sell or buy certain Securities.

This concept refers to the actions, activities, business or financial conditions of a company, public entity or issuer of shares or financial instruments, including investment decisions in connection with such instruments, publicly traded open-ended funds, , as well as any material and non-public information related to sectors of the economy or events that may have an impact on securities pricing.

If you, by virtue of your position, role, activity or relationship possess, held or have access to inside information, directly obtained from the issuer or institutional investor, as appropriate, shall keep strict confidentiality of this information and cannot buy or sell shares or other financial assets that may be affected by such information, either on your own account or on any other account over which you have control or from which you derive some benefit. You will also not be allowed to pass on such information, expressly or implicitly, to Third Parties.

The information is considered public if it has been publicly announced or disseminated in a way that makes it available to investors in general, such as a press release or widely

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
circulated news services. On the contrary, limited disclosure through a private news service for institutional investors is not considered complete disclosure to the public.

In case of doubt whether the information is “public” or “material,” or if the use of such information is allowed, refer to the Compliance team.

8.OTHER PROFESSIONAL CONDUCTS
8.1.Patria Group’s Assets and Reputational Risk
All Patria Group’s assets, as well as the assets of Third Parties under your administration, shall be afforded adequate protection.

Our assets are not limited to financial and physical assets, but also customer relationships and intellectual property, such as information about products, services, systems and people. Everything that is created, obtained, or compiled by Patria Group, or on its behalf, including customer lists, directories; files; reports and reference materials; computer software; data processing systems; databases; and computer programs, belong to Patria Group.

Our assets are also materials, instruments and tools that are offered for the development of the activities within Patria Group. You must avoid waste and use the resources that are made available exclusively for professional activities. The use of the internet for personal purposes, for example, is permitted, if it is occasional and limited. In no way can it affect the professional's productivity.

The use of corporate email and telephone must also be appropriate and respectful. It is important to clarify that the transmission or access to content that is inappropriate or prohibited by law, such as games, pornography, discrimination, terrorism, political party propaganda or sale of products not related to the business, is not allowed.

It is important to remember that corporate email and phone numbers, even if a personal password has been provided, are strictly for professional purposes and, therefore, the information and messages that are exchanged through them are the property of Patria.

These messages are monitored and, therefore, professionals should have no expectations of privacy regarding issues that are the subject matter of corporate email or messages sent or received on corporate cell phones.

Notwithstanding the latter, we understand that, in certain jurisdictions, corporate email is deemed to be personal and is subject to privacy laws. Measures should be taken in those jurisdictions to avoid potential breaches of laws and regulations in this regard.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
Our assets must be used only in the conduct of our business, except when personal use is authorized by this Code or by any policy of Patria Group. In the use of Patria Group’s assets, equipment and materials for personal purposes, good judgment and discernment should always prevail.

Reputation is also one of Patria Group’s main assets. We are recognized for doing business ethically, for being trusted by our customers, partners and competitors and for always acting with integrity and respect. All Managers, Employees or Third Parties, who act on our behalf must avoid any action that could endanger our reputation.

8.2.Intelectual Property
Any invention, development, concept, idea, process, or work, in writing or not, that may or may not be patented or have its rights reserved, that you develop alone or with others during your period of employment with Patria Group that is, directly or indirectly, related with Patria Group business (which we refer as “Patria Property”), belong to Patria Group.

All your rights, titles, or interests in any Patria Property, have been exclusively assigned to Patria, including those in whose creation or development you have participated, and agree to deliver any documents that are necessary to guarantee, register or improve the assignment of Patria Property. This obligation is a condition of your employment and continues even after the termination of your employment contract.

8.3.Internal Records and Controls
An integral part of the expected behavior of all Employees at Patria Group is to carry out Patria Group’s operations in the different systems of information, being accountable for the accuracy and reliability of the records contained therein. All records, data and information belonging to Patria Group, or gathered and managed by it, shall be complete and trustworthy. Each Employee is personally liable for the integrity and accuracy of the information, reports and records kept under their control, which must be kept with the sufficient level of detail to adequately support each transaction.
In the same manner, Patria Group’s financial statements must be prepared according to the international financial reporting standards following accounting principles that truly reflect the actual financial standing and results of Patria Group and its managed funds. All records must be kept for the time stated in the retention policy or the appropriate regulation, whichever is more restrictive.
The tampering of any book, document, record, or account that reflects transactions of Patria Group, customers or Third Parties are prohibited and characterized as a crime. Similar treatment should receive the disposition of our or our customers’ assets, the request for reimbursement of personal expenses not related to the professional activity, or a false request for benefit plans

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32

If you incur in professional expenses, it is your responsibility to inform and record them accurately and in a timely manner, based on supporting documents, so that our accounting records can be kept current, accurately reflect all our transactions.

8.4.Authority to represent Patria Group and limits of attributions
Your authority to act on our behalf is limited by laws, regulations, powers of attorney, organizational documents, and by-laws.

You may not sign any document or represent or exercise authority on our behalf, unless as specifically requested or authorized to do so.

You must be aware of the limits of your attributions and take no action that goes beyond those limits. Questions about your attributions should be directed to Legal area.

8.5.Professional Relations
During the term of your employment contract, you may not, directly, or indirectly:

▪request business from a competitor, or prevent or attempt to prevent any customer, current or potential, from doing business with Patria; and

▪solicit any employment from Patria Group’s Employees or Third Parties or, furthermore, request or induce any person to leave Patria.

8.6.Social Media
The use of social media on behalf of Patria Group is restricted to the Marketing area. No other professional, whether employed with Patria Group or not, is authorized to record opinions or respond to comments posted on social media on our behalf.

The use of social media, even for personal purposes, may negatively impact our reputation, should you be mistakenly interpreted as representing Patria’s opinion. For this reason, the use of social media shall be limited to personal matters and may not refer to matters of interest or competence of Patria Group, much less pretend to represent our opinion.

it is important that you use social media in a respectful and appropriate manner, abiding by the ethical principles addressed in this Code.

8.7.Relation with Competitors
We always act in a competitive way, seeking to achieve a commercial opportunity, but in a respectful, fair, ethical, transparent manner, focusing on the business opportunity and supporting efforts in its differentiators and value proposition.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32

We do not accept that our Employees take any kind of advantage by using methods of unfair competition such as manipulation, hiding information, abuse of confidential information, deceit, and any other competitive practice that violates laws or rules governing the matter or ethical principles described in this Code.

9.CONFLICTS OF INTEREST
A conflict of interests takes place when there is the possibility of direct or indirect confrontation between the personal interests of Patria Group’s Employees’ and/or Third Parties’ interests and those of Patria Group, its subsidiaries, and affiliates. The conflict of interests may endanger or unduly influence the performance of their duties and responsibilities and is characterized by any, and all, material advantage in favor of the Employee and/or related third party (relatives, friends, etc.) due to his position in Patria Group or its subsidiaries and affiliates.

Thus, Patria Group’s professionals must avoid allowing their personal interests to conflict, or appear to conflict, with Patria Group’s interests. In this sense, although it is not possible to exhaustively list all conflicts of interest that may arise, the list below presents examples of situations that may constitute a conflict of interest:

•Direct business to a supplier owned or managed by, or who employs, a relative or friend or to hire, supervise or retain any service or supply from a close family member or from companies related to a close family member.

•Any transaction involving people or organizations with which you (or your family) have a significant connection or financial interest, as well as any negotiations due to your position in Patria Group or accepting or requesting from a Third Party any personal benefit that is generally not available to other people, or that is made available to you only because of your position in Patria Group.

•Work, in any capacity, for a competitor, customer or supplier while employed with Patria Group.

•Accept from a competitor, customer, or supplier gifts, even of a modest value, or receive personal discounts (if these discounts are not usually offered to the public) or other benefits because of your position in Patria Group,.

•Compete with Patria Group for the purchase or sale of goods, products, services, or other interests.

•Receive a loan or guarantee of an obligation because of your position in Patria Group.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
All Employees, at the beginning of their activities at Patria, must complete and sign a Conflict of Interest Form, which is attached to Patria Group’s Conflict of Interest Policy, through which they are required to declare situations that present potential conflicts arising from personal or professional relationships with customers, Third Parties, competitors or any other Patria Employee.

If a member of an institutional committees has a potential conflict of interests in a matter that must be decided by the committee, the member will need to expressly abstain from voting on that matter. In the event of a real or apparent conflict of interest between the personal and professional relationship or the activities of a Patria Employee, the person involved must deal with this conflict of interests in an ethical manner.

Any potential conflict of interests should be reported to Compliance immediately. Any doubts about situations that may characterize as a conflict of interests should be clarified with Compliance. For more details on potential conflicts of interest, see our Conflict of Interests Policy.

9.1.Interpersonal Relations
Patria Group is committed to preserve transparency and fairness in the analysis and decision-making process to select Third Parties, new Employees, and business partners, as well as to prevent someone from deriving individual benefits using the name of Patria Group and of the investee companies. In that context, Employees must inform Patria Group of their personal relationships (including, but not limited to, spouses, partners, parents, siblings, cousins, etc.) between (i) Patria Group Employees, (ii) Patria Group Employees and Employees of invested companies, and/or (iii) Employees and external persons who have a relationship with Patria Group.

The need to count on this information shall not be interpreted as an intent to discriminate or adversely affect such Employees.

For the purposes of this Code, all parties who provide services or supply goods to Patria Group, participate in, or invest in businesses of interest to Patria Group and/or funds managed by Patria must be understood as external parties who have a relationship with Patria Group.

Generally, there is no restriction on the existence of interpersonal relationships. However, new Employees who are spouses, partners, parents or siblings of any Patria Group Employee may not be hired and the following will not be allowed: (i) to maintain, in the same business area, Employees who have interpersonal relationships; (ii) direct or matrix subordination between Employees who have interpersonal relationships, or in any other position that gives rise to a conflict of interests in decision-making related to the interests of Patria Group, its funds and/or investors; and (iii) maintaining their own links, or through third

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
parties, with suppliers or competitors of Patria Group, their funds and/or investees if the position held by the Employee gives him/her the power to influence transactions or allow access to insider information.

More information on interpersonal relationships can be found in the Conflict of Interests Policy or in policies issued by specific affiliates to accommodate local costumes and regulations.

9.2.Third-Party Hiring
We require all our Third Parties to act ethically and reject any practices contrary to the principles set forth in this Code.

The selection process, approval and hiring of Third Parties by Patria Group must be based on an impartial analysis and on technical, professional criteria, business conditions, terms, and quality. In addition, all Third Parties must commit to abide by all applicable legal or integrity provisions.

Third Parties shall also have experience in the line of business they carry out, and according to the research made by Patria Group they shall also count with an impeccable reputation.

More information on the process of hiring and monitoring Third Parties can be found in Patria Group’s Third-Party Hiring and Management Policy.

9.3.Personal finances
Due to the nature of our business, any improper treatment of your personal finances can damage your credibility and extend that damage to Patria Group.

9.4.External Activities
External activities are all activities performed by you, with or without profit, in any organization, group or company of which Patria Group is not a shareholder or quota holder and the activity is not directly related to your position in Patria.

The performance of external activities outside working hours is allowed if it does not give rise to a conflict of interests, whether real or apparent, with your duties before Patria Group or disserve, in any way, the performance of your working duties with Patria Group.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
When performing external activities, the following provisions shall be considered:

•External activities shall not be carried out during working hours, and Patria Group’s equipment and facilities shall not be used for these purposes;

•It is not allowed to create a business that competes with Patria Group, or carry out any activity that may compromise the position and reputation of it;

•It is not allowed for Employees to take advantage for their own benefit of business opportunities found during the time in which they are working for Patria Group;

•The performance of external activities in organizations with interests conflicting with those of Patria Group, its funds and/or investees, such as providing consultancy or occupying functional positions, is not allowed;

•Before undertaking or continuing any external business activity, as well as committing to work outside working hours, Employees shall report this situation to their direct management and to the Compliance (which will analyze the case and approve).

9.5.Personal Investments
Notwithstanding the right of our Employees to freely dispose and manage their net worth, we must privilege, above any other consideration, the interests of investors who have contributed to our Funds, and the proper compliance with the laws and applicable regulations and minimize any possible conflict of interests.

This obligates us to have a high level of discretion in everything pertaining to personal investments, because of which, certain restrictions are called for to avoid situations that may characterize conflicts of interest or the presumption of use of Patria Group’s or its Investors´ Confidential Information.

More information on the regulations and internal rules regarding personal investments can be found in Patria Group’s Personal Investments Policy.

9.6.Customers and Investors
Employees must pay attention to the existence of situations that may give rise to conflicts between the interests of (i) Patria Group and investors, (ii) Employees and investors or (iii) among the investors themselves.

Responsible Area	Security	Approval
Compliance	Public disclosure	Board of Directors

GROUP POLICY	Code	PATRIA-ALL- COM-01
	Publishing	09/2022
Code of Ethics and Rules of Conduct	Area	Compliance
	Pages	32
It is up to each Patria Group professional to monitor the occurrence of situations that may be characterized as causing or potentially causing a conflict of interests. To this end, we expect our Managers and Employees to report to Compliance any noted risks and/or concerns about certain business practices conducted by any of our Managers or Employees, regardless of their role or hierarchical level.

In case of any conflict of interests with customers, Patria Group will make available to the affected clients all relevant and material facts, as well as any information related to the conflict.

10.KNOW YOUR CLIENT (“KYC”) AND ANTI-MONEY LAUNDERING AND TERRORISM FINANCING POLICIES
Due to the nature of our business and activities, we are subject to several rules that deal with the prevention of money laundering and financing of terrorism practices, such as the identification and knowledge of investors or customers, with a special focus on avoiding the use of the company to facilitate those practices.

We are aware of the importance of our role in fighting and preventing money laundering, which is why we have very strict internal processes in place for assessing the funds received for investment.

Patria Group is committed to the prevention of money laundering, financing of terrorism practices, corruption and other crimes and will always take all necessary measures, whether communicating to regulatory bodies and authorities, or internal sanctions in cases where there is any suspicion of money laundering.

For more details, see our Patria Group’s Money Laundering and Terrorism Financing Prevention Policy.

11.COMPANY
11.1.Corruption and Bribery
We believe in the ethical and responsible conduct of our business. We know that corruption in the corporate environment brings immeasurable losses to society. Corruption deconstructs the basic pillars of companies’ performance in a free market, endangering the criteria for choosing the best price, quality and need for the service.

We do not accept any practice of corruption or bribery by our Managers, Employees, Third Parties, or customers. We have adopted a “zero-tolerance” policy in the face of any action or omission that may result in violations of the provisions of the Anti- Corruption Laws.

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Corruption means to offer, promise, give or receive, directly or indirectly, something to someone to influence decision making to derive an undue advantage. The simple promise, without the effective delivery of "something", is also considered as an act of corruption. The benefit offered, received, or promised is not limited to values in kind. It can also be any benefit or favor, including payment of expenses, offer of gifts, travel, entertainment, among other conducts.

“Undue advantage” means any event, with economic value or not, that would not have occurred if by the promise or offer of "something" or "some benefit". Job offers, meals, sponsorship of events, scholarships, among others are example of what could be considered as “undue advantage”.

We advise our Managers and Employees to cooperate, in the form and within the limits of the law, with investigations or inspections conducted by public bodies, entities or agents. Acts that may hinder these activities are not admitted and must be immediately reported to the Guidance and Reporting Channel.

The actions described above must not be performed by any Employee or Third Party acting on behalf or at the service of Patria in relation to any Public Agent, or even their family members.

This Code expressly prohibits the practice of any act harmful to the Public Administration, such as financing, funding, sponsorship, or any subsidy for the practice of acts described as illegal and the use of an individual or legal entity for the practice of corruption.

11.2.Political Contributions and Charitable Donations
We do not contribute funds to political parties or candidates running for public offices, and it is prohibited to make, on our behalf or with our funds or assets, any monetary or other contributions to political parties or candidates running for public office.

If any Employee wishes to act as a volunteer in a political campaign, he/she must do so in his/her spare time and previously request Compliance authorization for this, NOT using any Patria Group’s premises or equipment. The same procedure is applicable to donations to political parties or candidates, that is, authorization from Compliance must be requested.

Charitable donations are permitted by Patria Group, if they are approved by the Management Committee and Audit Committee (in case of transactions with related parties), and comply with the following conditions:

▪permitted by applicable law and provided they are subject to selection rules, such as independent surveys and reputational checking;

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▪are made to registered and reputable charity institutions;

▪files are kept with clear and transparent information about donations made;

▪monitoring of donations made through audit procedures and requirement to prove the allocation of the donated goods and/or funds; and

▪are not made for the purpose of obtaining or retaining any improper business advantage or favor.

Donations to charitable causes must be reported to Compliance, which can help verifying the institution's reputation. However, if the institution is linked to a Politically

Exposed Person as defined in the law, the express authorization of Compliance is required.

Donations will not be made (i) to individuals (just to charity institutions); (ii) in cash; and
(iii) using bank accounts owned by a different beneficiary. Any exception to these rules must be expressly authorized by the Management Committee.

Political association and community activities should be kept on a personal level only. Working hours should not be used for these activities. Although Patria Group respects the right and the option of its Employees to participate in these types of activities, this does not assure them any permission for our name to be linked to these same activities.

11.3.Sponsorships
We hold sponsorships to disseminate the recognition of our brands and/or reinforce and convey our principles of social, environmental, and cultural responsibility as the face of our business strategy.

Employees responsible for contributions that are of a sponsoring nature must ensure a transparent process, preferably through public selection of social, environmental, and cultural projects linked to our business strategy, with sponsorships being made through a written agreement and in accordance with the consideration agreed upon with the beneficiary, in compliance with current laws and regulations. In addition, Employees must make sure that the funds allocated to sponsorships are made in exchange for the disclosure of our brand.

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11.4.Gifts and Entertainment
The exchange of gifts and courtesies, being a general practice in our environment, shall be avoided when involving clients or potential clients. Moreover, it is prohibited to grant and accept gifts, gratuities or benefits that are conditioned or intended to influence our business decisions or may be perceived as an act of bribery or corruption.

As established in this Code, we seek fair and transparent commercial relations; therefore, gifts, trips, lunches, discounts, or special attentions that go against this principle should be refused.

Accordingly, we authorize: (i) to receipt gifts, entertainment, and hospitality, limited to the values pre-established in the Gifts, Entertainment and Hospitality Policy; and (ii) receiving and participating in events.

We do not authorize the receipt of monetary or equivalent gifts and gifts delivered on a regular basis or in periodic installments. When permitted by local legislation, in the case of Public Agents, hospitality (i) should never be of a level or nature that endangers, or gives the impression of endangering, the integrity or reputation of both the authority and Patria; (ii) the values authorized in specific rules issued by the Government must always be complied; and (iii) all gifts, entertainment or hospitality offered or received by Public Agents must have the prior approval from Compliance to ensure that is not a manner to influence the official’s decision-making process.

In certain countries, laws may require stricter standards related to gift and entertainments than those described in this Code. In this case, the subsidiaries must process in accordance with the local legislation applicable in the countries where Patria is present and does business.

Any grant of gift, hospitality, or entertainment, especially if it exceeds the amounts set out in our Gifts, Entertainment and Hospitality Policy, must be approved by Compliance, who may authorize or deny delivery or receipt, and must, in any event, communicate its decision to the Compliance and Legal Committee. For more details, see our Gift, Entertainment and Hospitality Policy.

11.5.Sustainability
We are concerned to comply with the law regarding environmental issues. More than that, we are concerned with sustainable development and for this reason we demand that our Third Parties and investees always comply with the applicable environmental laws.

11.6.Working conditions
Our values are incompatible with activities that may, in any way, characterize child or slave or similar labor. Our Managers, Employees, Third Parties, and investees must always take the

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possible and reasonable measures to avoid hiring under these conditions, whether directly or indirectly.

11.7.Compliance with Laws and Regulations
We expect all our Managers, Employees and Third Parties to conduct their activities in strict compliance with the principles and guidelines set out in this Code and applicable laws and regulations, particularly, those that prohibit corrupt practices.

We emphasize that we comply with all tax laws applicable to our activities and pay all taxes legitimately defined by law. Ignorance of the law is not a defense admitted in most legal systems. For this reason, if you have any doubts about the enforceability or not of a certain law, resolution, regulation, or instruction, seek assistance from Legal.

We do not accept any act that may represent or generate suspicion of transferring capital outside the country where such practice is prohibited or represents a violation of any law. Likewise, no form of consultancy or assistance that aims to hide, distort, or otherwise alter information provided to or requested by public authorities is permitted.

12.MERGERS, ACQUISITIONS AND CORPORATE RESTRUCTURING
The conduct of mergers, acquisitions or corporate restructuring processes by Patria Group must be preceded by anti-corruption due diligence in the target company, to identify whether the target company and its partners were or are involved in allegations or investigations of corruption or other criminal or unethical conduct, and whether they have integrity procedures in place for the prevention, detection and remediation of corruption risks in line with the Anti-Corruption Law and related laws.

Based on this analysis, Patria Group will be able to assess the inherent risks and ways of proceeding or not with the intended transaction.

13.TRAINING
We provide training, at least once a year, to all our Managers and Employees for qualification and awareness about the conducts, principles, concepts, and procedures provided for in this Code and in the other policies and procedures that are part of our compliance program.

14.CLARIFICATION    OF    DOUBTS,    APPROVAL    OF    EXCEPTIONS    AND REPORTING
14.1.Code Management
Compliance and fulfillment of the procedures, principles and ethical values of this Code will be continually supervised by Compliance, who reports to the highest hierarchical level in Patria.

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14.2.Compliance Committee
The Compliance Committee is responsible for assisting the Board in its oversight of:

a)Patria Group’s compliance policies and procedures;

b)Patria Group’s AML policies, procedures and internal controls;

c)the management of, and strategies related to, compliance and AML initiatives;

d)the reports received through Patria Group’s Guidance and Reporting Channel, which shall include significant complaints and other matters raised through Patria Group’s compliance reporting mechanisms, including the review and investigations of such matters as necessary;

e)the compliance activities along with Patria Group’s process and internal controls;

f)the required interactions between the aforementioned Committee and the Audit Committee;

g)Patria Group’s compliance with laws and regulations applicable to its business; and

h)legal, regulatory and compliance risks arising from situations involving the Company, its executives, its Employees, its subsidiaries, its underlying funds, and its underlying portfolio companies, as applicable.

Patria Group may have specific compliance committees in the jurisdictions that it has business and activities to comply with local regulatory requirements. However, the Compliance Committee is the body responsible for centralizing the activities related to Patria Group’s compliance program.

14.3.Doubts
In case of doubts about any rule and/or its application to a given situation, contact your manager or Compliance.

14.4.Approval of exceptions
Any exception (including any implied waiver) of the provisions in this Code for Managers will be disclosed to Patria’s shareholders in the annual report on Form 20-F filed with the SEC. All exceptions or waivers of the application of the rules in this Code are subject to prior approval by the Compliance Committee.

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14.5.Guidance and Reporting Channel
We have adopted an independent Guidance and Reporting Channel for all our Employees, Third Parties and the general public to receive reports related to violations or suspected violations of this Code, as well as of other policies and procedures adopted by Patria, or of any law or regulation. Changes to this Code will also be disclosed in Patria’s annual report on Form 20-F.

The Guidance and Reporting Channel can be accessed free of charge, by the following means:

▪Channel website: www.patria.ethicspoint.com
▪Patria website: www.patria.com > Contact
▪Telephone: Telephone numbers for other countries can be found on the Channel website.
▪Intranet: http://intranet.patria.corp/

An anonymous report must provide sufficient information about the incident or situation to allow Patria to properly investigate. If concerns or reporting require confidentiality, including anonymity, Patria will do everything possible to protect that confidentiality, subject to applicable laws, regulations, or legal procedures.

We do not tolerate any form of retaliation against the whistleblower who made a reporting in good faith, even if in the end it is considered unfounded. For this reason, any retaliation will be considered a violation of this Code, subjecting violators to the application of disciplinary measures.

Patria recognizes the need for this Code to be applied equally to all. Situations that may involve a violation of ethics, laws, or regulations or of this Code may not always be clear and may require discretion or difficult decisions. Everyone should immediately report any concerns about a violation of ethics, laws, or regulations or of this Code to Compliance or, in the case of violations involving Patria’s accounting, its internal accounting or audit controls, directly to the Audit Committee of the Board of Directors. Any potential violations involving Compliance must be reported to the Compliance Committee.

Compliance is responsible for conducting an analysis of the reasonability and screening of reports received through the Guidance and Reporting Channel and submitting a report with its conclusions to the Compliance Committee, as well as conducting and documenting internal investigations of potential violations of integrity standards or recommending hiring independent research. Upon completion of the investigation, Compliance must forward the report to the Compliance Committee or, where applicable, to the Board of Directors, for resolution on the disciplinary measures to be taken and the actions to be taken to remedy the identified irregularities.

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For further details on the Guidance and Reporting Channel and reporting analysis procedures, please refer to Compliance.

15.ADDITIONAL PROVISIONS FOR THE CEO AND SENIOR FINANCIAL OFFICERS
To comply with Section 406 of Sarbanes–Oxley Act, the Chief Executive Officer, and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are subject to the following additional policies related to ethical conduct, conflicts of interest, and compliance with laws and regulations applicable to Patria Group’s business and activities:

•The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by Patria Group with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by Patria Group in its public filings or otherwise assist the Audit Committee in fulfilling their responsibilities.

•The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect Patria Group's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other Employees who have a significant role in Patria Group's financial reporting, disclosures, or internal controls.

•The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerned any violation of Patria Group's Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other Employees who have a significant role in Patria Group's financial reporting, disclosures, or internal controls.

•The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerned evidence of a material violation of the securities or other laws, rules, or regulations applicable to Patria Group’s business and activities, by Patria Group or any third-party, or of a significant violation of the Code of Ethics.

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•The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Ethics by the Chief Executive Officer and Patria Group's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics.

16.REPORTING VIOLATIONS TO A GOVERNMENT AGENCY
Any Employee is entitled, under federal law in the United States of America, to certain protections to cooperate or report legal violations to government agencies or entities and self-regulatory organizations. As such, nothing in this Code is intended to prohibit any Employee from disclosing or reporting violations to, or cooperating with, a government agency or self-regulatory entity or organization, and may do so without the need to notify Patria. Patria cannot retaliate against an Employee for any of these activities, and nothing in this Code otherwise requires an Employee to waive any cash prize or other payment that he or she may be entitled to from a government agency or entity or self-regulatory organization.

17.DISCIPLINARY MEASURES
Any Manager, Employee and Third Party who violates the provisions of this Code, in Patria’s integrity policies and procedures or current laws will be subject to appropriate disciplinary measures, which may include, among others, verbal or written warnings, suspension or termination of the working contract. The foregoing is notwithstanding the appropriate legal actions that Patria Group may eventually exercise. Patria Group may delegate the investigation and eventual sanctions in connection with contraventions to the Code to specific compliance or ethics committees in the jurisdictions that it has business and activities. Disciplinary measures shall always be aligned with the legal and regulatory framework prevailing in the specific jurisdictions.

In the context of governance, the Patria Group Compliance Committee must be informed of cases handled locally and participate in the recommendation decision process.
If the breaches have been performed by Third Parties, Patria may (i) terminate the relationship and terminate the contract; (ii) take legal measures related to the refund of damages; and (iii) where applicable, report the facts to the competent authorities.

Such penalties will be analyzed recommended by the Compliance Committee, with due regard to the criteria of proportionality, graduality, immediacy and prohibition of two or more measures for the same wrongful act.

18.COMMITMENT STATEMENT
All Managers and Employees must read this Code carefully, complete and sign the Statement of Awareness and Commitment, contained in ANNEX I, in which they declare that they have had access to a copy of this Code and that they are fully aware of its provisions.

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Upon signing the commitment, the signatories undertake to ensure the application of the rules and principles set forth in this Code.

This statement will be filed in the records of the Managers and Employees.

19.APPROVAL AND EFFECTIVE TERM
This Code was reviewed and approved by the Board of Directors of PIL and becomes effective immediately. All other rules and regulations established by Patria Group remain in effect.

This Code will be reviewed by the Board of Directors at least annually, in accordance with Compliance recommendations, and may be reviewed more frequently, if necessary, due to changes in the applicable regulations and/or laws, or even to reflect changes in Patria Group’s internal procedures.

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ANNEX I – STATEMENT OF AWARENESS AND COMMITMENT
Note: The following statements may be digitally signed

STATEMENT OF AWARENESS AND COMMITMENT

I, [FULL NAME], registered with ID number [•], hereby declare to have received a copy of the Code of Ethics and Rules of Conduct ("Code") from Patria Group (which means Patria Investments Ltd., its subsidiaries and affiliates companies), as well as to be aware of the entire content of said Code and to agree to its content, committing myself to comply with it during the term of my contract and, after its expiration or termination, as the case may be. I further declare that I am aware that violations of the Code, as well as of Patria Group's policies and rules will be analyzed and will be subject to the appropriate disciplinary measures, without prejudice to the applicable legal penalties.

[Country], [City/State], [date]

Full name: [•] Title: [•]
ID No.: [•]

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